UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 31, 2007

AMERICAN ELECTRIC TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-24575	59-3410234
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6410 Long Drive, Houston, TX	77087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-644-8182

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 31, 2007 American Electric Technologies, Inc. (the “Company”), entered into a secured business loan agreement with JP Morgan Chase Bank, N.A. replacing a credit facility with the Company’s wholly-owned subsidiary, M&I Electric Industries, Inc. (“M&I”).

The agreement provides a revolving line of credit to the Company up to a maximum of $8 million limited by a borrowing base, which is a function of eligible accounts receivable and inventory. Borrowings under the agreement bear interest at the LIBOR rate (4.87% at October 24, 2007) plus 1.75%. Interest on amounts borrowed is payable monthly, and principal is payable in full on October 31, 2009. Loans under the agreement are collateralized by trade accounts receivable, inventories, and work-in-process and are guaranteed by M&I. The replaced M&I credit facility provided for a maximum of $6 million of borrowing.

The terms of the new credit facility contain covenants which provide for customary restrictions and limitations, including the maintenance of certain financial ratios and restrictions on payment of dividends.

An outstanding loan of $4 million under the replaced M&I credit facility was placed under the new credit facility thereby extending the loan to October 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN ELECTRIC TECHNOLOGIES, INC.

Date: October 31, 2007	By:	/s/ John H. Untereker
	Name:	John H. Untereker
	Title:	Senior Vice President and CFO